Exhibit 99.1
Isabella Bank to Purchase Midland Branch from Independent Bank
Mt. Pleasant, Michigan, May 19, 2015: Steven D. Pung, President of Isabella Bank, announced today that Isabella Bank has entered into an agreement with Independent Bank to acquire Independent’s branch located at 210 South Saginaw Road in Midland, Michigan.  The purchase includes a total of approximately $13.76 million in deposits.  Subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions, the branch purchase is expected to close on or before September 1, 2015.
“Since opening our first office in Midland five years ago, we have been very pleased by the level of support we have received from the community. This strong partnership led to both a physical expansion project and the addition of staff to include a mortgage lender, financial advisor, and business development lender. This second location will allow us to deepen our roots in the community to better serve both current and new customers,” commented Pung.

Headquartered in Mt. Pleasant, Isabella Bank operates 27 branch locations throughout mid-Michigan and is a wholly owned subsidiary of Isabella Bank Corporation, a community-focused, financial holding company with assets of approximately $1.57 billion. Total assets under management are $2.26 billion which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $685.25 million. Isabella Bank Corporation’s common stock is traded on the over-the-counter market and is quoted on the OTCQX Banks tier of the OTC Markets Group, Inc.’s electronic quotation system under the symbol “ISBA.”

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.